Filed pursuant to Rule 424(b)(3)

Registration No. 333-248582

PROSPECTUS

Evans Bancorp, Inc.

Offer to Exchange

Up to $20,000,000 in aggregate principal amount of

6.00% Fixed-to-Floating Rate Subordinated Notes due 2030

that have been registered under the Securities Act of 1933, as amended,

for any and all outstanding unregistered

6.00% Fixed-to-Floating Rate Subordinated Notes due 2030

The exchange offer will expire at 5:00 p.m., Eastern time, on November 9, 2020, unless extended.

We are offering to exchange 6.00% Fixed-to-Floating Rate Subordinated Notes due 2030 that have been registered under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “New Notes,” for any and all of our outstanding unregistered 6.00% Fixed-to-Floating Rate Subordinated Notes due 2030 that we issued in a private placement on July 9, 2020, which we refer to in this prospectus as the “Old Notes.” We are making this offer to exchange the New Notes for the Old Notes to satisfy our obligations under a registration rights agreement that we entered into with the purchasers of the Old Notes in connection with our issuance of the Old Notes to those purchasers.

We will not receive any cash proceeds from the exchange offer. The issuance of the New Notes in exchange for the Old Notes will not result in any increase in our outstanding indebtedness. Old Notes that are not exchanged for New Notes in the exchange offer will remain outstanding. The exchange offer is not subject to any minimum tender condition, but is subject to certain customary conditions.

Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, we will exchange Old Notes that have been validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that: the New Notes have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and, as a result, will not bear any legend restricting their transfer; the New Notes bear a different CUSIP number from the Old Notes; the New Notes are generally not subject to transfer restrictions; holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the purchasers of the Old Notes; and because the holders of the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in that registration rights agreement relating to our fulfillment of our registration obligations. The New Notes evidence the same debt as the Old Notes and are governed by the same indenture under which the Old Notes were issued.

The New Notes are a new issue of securities with no established trading market, and we do not expect any public market to develop in the future for the New Notes. The Old Notes are not listed on any national securities exchange or quotation system, and we do not intend to apply for listing of the New Notes on any national securities exchange or quotation system.

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., Eastern time, on November 9, 2020, the expiration date of the exchange offer.

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and that receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, in connection with any resale of such New Notes. A broker-dealer that acquired Old Notes because of market-making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with resales of the New Notes for a period of 180 days after the completion of the exchange offer. See “Plan of Distribution.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7, as well as the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2019, and in the other reports filed by us with the Securities and Exchange Commission and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is October 7, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-4, which we refer to as the “registration statement,” that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us, the exchange offer and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference therein.

We are providing this prospectus to holders of Old Notes in connection with our offer to exchange Old Notes for New Notes. We are not making the exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information” and in the accompanying letter of transmittal filed by us with the SEC. We have not authorized any other person to provide you with any other information with regard to the exchange offer. If anyone provides you with information that is different or inconsistent, you should not rely on it. You should not assume that any information contained in or incorporated by reference into the registration statement of which this prospectus is a part is accurate as of any date other than the date of the applicable document that contains such information. Our business, financial condition, results of operations and prospects may have changed since such date.

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be obtained from the SEC’s website, www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.evansbank.com. The reference to our website is not intended to be an active link, and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC.

You should not consider any information in this prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the exchange offer and ownership of these securities.

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes. We will make additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that so requests in accordance with the instructions in the letter of transmittal. See “Plan of Distribution.”

Unless otherwise indicated or the context otherwise requires, as used in this prospectus, the terms “we,” “us,” “our,” “Evans” or the “Company” refer to Evans Bancorp, Inc. and its consolidated subsidiaries, and the terms “Evans Bank” or the “Bank” refers to Evans Bank, National Association, the wholly-owned subsidiary of the Company.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore we file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. We also maintain a website at www.evansbank.com. The reference to our website is not intended to be an active link and the information on, or that can be accessed through, our website is not, and you must not consider the information to be, a part of this prospectus or any other filings we make with the SEC. See “Incorporation of Certain Documents by Reference” for more information on documents incorporated by reference into this prospectus.

This prospectus is part of the registration statement and does not contain all of the information in the registration statement. The registration statement, including the exhibits thereto and the documents incorporated by reference therein, contains additional relevant information about us, the New Notes and the exchange offer.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein) the documents listed below, which are considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 12, 2020 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2020, incorporated by reference therein) (File No. 001-35021);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, filed with the SEC on May 5, 2020 and June 30, 2019, filed with the SEC on August 7, 2020 (File No. 001-35021); and

•	our Current Reports on Form 8-K filed on January 31, 2020 (as amended by our Form 8-K/A filed on February 18, 2020), February 19, 2020, March 13, 2020, April 17, 2020, April 24, 2020, April 29, 2020, May 1, 2020 (as amended by our Form 8-K/A filed on July 6, 2020), June 5, 2020, July 9, 2020, July 29, 2020, July 29, 2020, August 18, 2020, September 17, 2020 and September 25, 2020 (File. No. 001-35021).

All other documents that we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the initial date of the registration statement of which this prospectus is a part but prior to the effectiveness of the registration statement and between the date of this prospectus and the later of (i) the termination or completion of the exchange offer and (ii) the termination of the period of time described under “Plan of Distribution” during which we have agreed to make available this prospectus to broker-dealers in connection with certain resales of the New Notes, shall deemed to be incorporated by reference herein (other than any information furnished to, rather than filed with, the SEC, unless expressly stated otherwise therein).

Holders of the Old Notes may request a copy of these filings, at no cost, by contacting us at the following address or telephone number:

Evans Bancorp, Inc.
Attention: Jessica L. Brosius
6460 Main Street
Williamsville, NY 14221
Telephone: (716) 926-2000

To ensure timely delivery of any requested information, holders of the Old Notes must make any request no later than November 2, 2020, which is five business days before the expiration date of the exchange offer, or, if we decide to extend the expiration date of the exchange offer, no later than five business days before such extended expiration date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties.  When used in this prospectus, or in the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “seek,” and similar expressions identify such forward-looking statements.  These forward-looking statements include statements regarding the Company’s business plans, prospects, growth and operating strategies, statements regarding the asset quality of the Company’s loan and investment portfolios, and estimates of the Company’s risks and future costs and benefits.

These forward-looking statements are based largely on the expectations of the Company’s management and are subject to a number of risks and uncertainties, including but not limited to: general economic conditions, either nationally or in the Company’s market areas, that are worse than expected; increased competition among depository or other financial institutions; inflation and changes in the interest rate environment that reduce the Company’s margins or reduce the fair value of financial instruments; changes in laws or government regulations affecting financial institutions, including changes in regulatory fees, monetary policy, and capital requirements; the Company’s ability to enter new markets successfully and capitalize on growth opportunities; the Company’s ability to successfully integrate acquired entities; loan losses in excess of the Company’s allowance for loan losses; changes in accounting pronouncements and practices, as adopted by financial institution regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board; the impact of such changes in accounting pronouncements and practices being greater than anticipated; the ability to realize the benefit of deferred tax assets; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in consumer spending, borrowing and saving habits; changes in the Company’s organization, compensation and benefit plans; and other factors discussed elsewhere in this prospectus, as well as in the Company’s periodic reports filed with the SEC, in particular the “Risk Factors” discussed in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our Quarterly Reports on Form 10-Q.  Many of these factors are beyond the Company’s control and are difficult to predict. In addition, the COVID-19 pandemic in the United States has had and is expected to continue to have a significant adverse impact on the economy, the banking industry and the Company. While the full impact of COVID-19 on future financial results is uncertain and not currently predictable, the Company believes that impact could have a material adverse effect on customers’ ability to meet their borrowing obligations.

Because of these and other uncertainties, the Company’s actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  Forward-looking statements speak only as of the date they are made.  The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise, except to the extent required by law.

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SUMMARY

This summary highlights selected information appearing elsewhere in, or incorporated by reference into, this prospectus and is therefore qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary may not contain all of the information that may be important to you or that you should consider in deciding to exchange your Old Notes for New Notes. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the New Notes and the exchange offer. You should pay special attention to the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Evans Bancorp, Inc.

Evans Bancorp, Inc. is a New York corporation, formed in 1988 to become the holding company for Evans Bank.  The Company’s primary business is the operation of its subsidiaries: (1) Evans Bank, which provides a full range of banking services to consumer and commercial customers in Western New York; and (2) Evans National Financial Services, LLC, which owns 100% of the membership interests in The Evans Agency, LLC (“TEA”), which sells various premium-based insurance policies on a commission basis. As of June 30, 2020, we had total assets of $2.07 billion, total deposits of $1.81 billion and total stockholders’ equity of $162.0 million. The Company’s principal executive offices are located at 6460 Main Street, Williamsville, New York 14221, and its telephone number is (716) 926-2000. The Company’s common stock is traded on the NYSE American, LLC under the symbol “EVBN.”

Founded in 1920, Evans Bank is a nationally chartered bank with 20 full-service banking offices in Erie, Niagara, Chautauqua and Monroe Counties in New York.  The Bank offers deposit products, which include checking and NOW accounts, savings accounts, and certificates of deposit, as its principal source of funding.  The Bank’s deposits are insured up to the maximum permitted by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank offers a variety of loan products to its customers, including commercial and consumer loans and commercial and residential mortgage loans. As is the case with banking institutions generally, the Bank’s operations are significantly influenced by general economic conditions and by related monetary and fiscal policies of banking regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”).  The Bank is also subject to the supervision, regulation and examination of the Office of the Comptroller of the Currency.

TEA is a property and casualty insurance agency headquartered in Hamburg, New York, with offices located throughout Western New York.  TEA is a full-service insurance agency offering personal, commercial and financial services products.  TEA’s primary market area includes Erie, Chautauqua, Cattaraugus and Niagara Counties in New York.  Most lines of personal insurance are provided, including automobile, homeowners, boat, recreational vehicle, landlord, and umbrella coverage.  Commercial insurance products are also provided, consisting of property, liability, automobile, inland marine, workers compensation, bonds, crop and umbrella insurance.  TEA also provides the following financial services products: life and disability insurance, Medicare supplements, long term care, annuities, mutual funds, retirement programs and New York State Disability.

Additional information about the Company and its subsidiaries may be found in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information.”

Summary of the Exchange Offer

The following provides a summary of certain terms of the exchange offer. See “The Exchange Offer” appearing elsewhere in this prospectus for a more complete description of the exchange offer and “Description of the Notes” for a more complete description of the terms of the Old Notes and New Notes.

Old Notes	$20,000,000 in aggregate principal amount of 6.00% Fixed-to-Floating Rate Subordinated Notes due 2030.

New Notes	Up to $20,000,000 in aggregate principal amount of 6.00% Fixed-to-Floating Rate Subordinated Notes due 2030 that have terms that are identical in all material respects to the terms of the Old Notes, except that: the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; the New Notes bear a different CUSIP number from the Old Notes; the New Notes are generally not subject to transfer restrictions; holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes or otherwise; and because the holders of the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

Exchange Offer	We are offering to exchange the New Notes for a like principal amount of Old Notes. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, we will exchange Old Notes that have been validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern time, on November 9, 2020, unless extended.

Withdrawal Rights	Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., Eastern time, on the expiration date. For a withdrawal of tendered Old Notes to be effective, the exchange agent must receive, on or prior to 5:00 p.m., Eastern time on the expiration date, a computer-generated notice of withdrawal, transmitted by Depository Trust Company (“DTC”), on your behalf in accordance with the appropriate procedures of DTC’s Automated Tender Offer Program (“ATOP”). See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes

Since the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC, as depositary, DTC or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes.

In order to participate in the exchange offer, you must follow the procedures established by DTC for tendering Old Notes held in book-entry form. DTC’s ATOP procedures require that, prior to the expiration date of the exchange offer, (i) DTC receives (a) your instructions to exchange your Old Notes and (b) your agreement to be bound by the terms of the accompanying letter of transmittal, and (ii) the exchange agent receives a computer generated message known as an “agent’s message” that is transmitted through ATOP.

Please note that by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the accompanying letter of transmittal, and you will be deemed to have made the acknowledgments and representations it contains. See “The Exchange Offer—Eligibility; Transferability” and “The Exchange Offer—Representations.”

Material United States Federal Income Tax Considerations	The exchange of Old Notes for New Notes in the exchange offer generally should not constitute a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of exchanging your Old Notes for New Notes.

Registration Rights	Under the terms of the registration rights agreement that we entered into with the initial purchasers of the Old Notes at the time we issued the Old Notes, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under that registration rights agreement. After the exchange offer is completed, we will have no further obligations, except under certain limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Transferability

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•      you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•       you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•       you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•       you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in, nor is any such person engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•       you are not acting on behalf of any person who could not truthfully make these statements.

Our belief that transfers of New Notes would be permitted without complying with the registration and prospectus delivery requirements of the Securities Act under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. If our belief is not accurate and you transfer a New Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. See “Risk Factors—Risks Related to the Exchange Offer.”

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and that receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Failing to Exchange Old Notes	Any Old Notes that are not exchanged in the exchange offer will continue to be governed by the applicable indenture relating to the Old Notes and the terms of the Old Notes. Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to the restrictions on transfer described in the Old Notes, and you will generally not be able to offer, sell, pledge or otherwise transfer the Old Notes, except to us or to any of our subsidiaries, under a registration statement that has been declared effective under the Securities Act or under an exemption from the requirements of the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for any exchange or undertake any further registration with respect to the Old Notes. If you do not participate in the exchange offer, the liquidity of your Old Notes could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Use of Proceeds	We will not receive any cash proceeds from the exchange of Old Notes for New Notes as a result of the exchange offer. Subject to certain exceptions, we will pay all expenses incident to the exchange offer.

Cancellation of Exchanged Old Notes	Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness.

Exchange Agent	UMB Bank, N.A. is serving as the exchange agent for the exchange offer. See “The Exchange Offer—Exchange Agent” for the address, telephone number and email address of the exchange agent.

Summary of the New Notes

The following provides a summary of certain terms of the New Notes. The New Notes have terms that are identical in all material respects to the terms of the Old Notes, except that: the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer; the New Notes bear a different CUSIP number from the Old Notes; the New Notes are generally not subject to transfer restrictions; holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes; and because the holders of the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations. The New Notes will evidence the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued. See “Description of the Notes” for a more complete description of the terms of the New Notes. References in this prospectus to the “notes” include both the Old Notes and the New Notes unless otherwise indicated or the context otherwise requires. Unless otherwise indicated or the context otherwise requires, as used in this summary, “we,” “our,” “us” and the “Company” refer only to Evans Bancorp, Inc. and not to any of its subsidiaries.

Issuer	Evans Bancorp, Inc.

Securities	6.00% Fixed-to-Floating Rate Subordinated Notes due 2030.

Aggregate Principal Amount	Up to $20,000,000.

Stated Maturity	July 15, 2030, unless previously redeemed.

Form and Denomination	The New Notes will be issued only in registered form without coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. Unless otherwise required for institutional accredited investors, the New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC, and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

Interest Rate and Interest Rate Payment Dates During Fixed Interest Period	From and including July 9, 2020 to but excluding July 15, 2025 or any earlier redemption date, the New Notes will bear interest at a fixed annual rate equal to 6.00%, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2021.

Interest Rate and Interest Rate Payment Dates During Floating Interest Period

From and including July 15, 2025 to but excluding the stated maturity or any earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to the Floating Interest Rate (as defined below) determined on the Floating Interest Determination Date (as defined below) for the applicable Floating Interest Period (as defined below) (provided that in the event that the Floating Interest Rate for the applicable Floating Interest Period is less than zero, the Floating Interest Rate for such Floating Interest Period will be deemed to be zero), plus 590 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year.

See “Description of the Notes—Determination of Floating Interest Rate” for the definition of the Floating Interest Rate, which will initially be Three-Month Term SOFR, as well as a description of the method of its determination, and the alternative methods for determining the applicable Floating Interest Rate for the notes under certain circumstances.

Day Count Convention	During the Fixed Interest Period: 30-day month/360-day year.

During the Floating Interest Period: 360-day year and the number of actual days elapsed.

Record Dates	We will make each interest payment to the holders of record of the New Notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such day is a business day.

Subordination; Ranking	The New Notes will be our general unsecured, subordinated obligations and:

•      will rank junior in right of payment and upon liquidation to our existing and future “senior indebtedness” (as defined below);

•      will rank equally in right of payment and upon liquidation to our existing and future unsecured indebtedness, the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes;

•      will rank senior in right of payment and upon liquidation to our existing and future indebtedness, the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the New Notes; and

•      will be effectively subordinated to the existing and future indebtedness, deposits and other liabilities of the Company and our subsidiaries, including without limitation the Bank’s deposit liabilities and claims of other creditors of the Bank.

As of June 30, 2020, the Company and its subsidiaries had, in the aggregate, outstanding debt and deposits of $1.87 billion. In addition, as of June 30, 2020, the Company had no indebtedness that would rank senior to or pari passu with the New Notes (other than the Old Notes), and $11.3 million of indebtedness that would rank subordinate to the New Notes.

See “Description of the Notes—Subordination.”

Optional Redemption

We may, at our option, redeem the New Notes (i) in whole or in part on July 15, 2025 and at any time thereafter, and (ii) in whole but not in part, at any time upon the occurrence of a Tier 2 Capital Event, Tax Event or an Investment Company Event (each as defined below in “Description of the Notes—Redemption”).

Any redemption of the New Notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the New Notes will be subject to any required regulatory approvals, including from the Federal Reserve, to the extent such approval is then required.

The New Notes will not be entitled to the benefit of any sinking fund.

No Limitations On Indebtedness	The indenture governing the New Notes and the terms of the New Notes do not contain any covenants or restrictions on the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank.

Limited Indenture Covenants

The indenture governing the New Notes contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or in order to incur additional indebtedness or obligations or to maintain any reserves.

Moreover, neither the indenture nor the New Notes contain any covenants limiting our right to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the New Notes, repurchase our stock or other securities, including any of the New Notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, in the case of dividends or other distributions; redemptions, purchases, acquisitions or liquidation payments with respect to our capital stock; and repayments, repurchases or redemptions of any debt securities that rank equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes, when the same becomes due and payable).

Listing; No Public Market	The New Notes are a new issue of securities with no established trading market and we do not expect any public market to develop in the future for the New Notes. The Old Notes are not listed on any national securities exchange or quotation system and we do not intend to apply for listing of the New Notes on any national securities exchange or quotation system.

Risk Factors	See “Risk Factors” beginning on page 7 of this prospectus, as well as the sections entitled “Risk Factors” in our annual and quarterly reports filed with the SEC, and other information included in or incorporated by reference into this prospectus for a discussion of factors you should consider carefully before deciding to participate in the exchange offer.

Trustee	UMB Bank, N.A., or its successor if replaced in accordance with the provisions of the indenture.

Governing Law	The indenture and the New Notes are governed by and will be construed in accordance with the laws of the State of New York.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this prospectus, including the matters addressed under “Cautionary Note Regarding Forward-Looking Statements” and the matters discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019, and any updates to those risk factors set forth in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which have been filed with the SEC and are incorporated by reference herein, you should carefully consider the following risks in deciding whether to participate in the exchange offer. See “Where You Can Find More Information.” If any of the risks contained in or incorporated by reference into this prospectus develop into actual events, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected, the value of the New Notes could decline, our ability to repay the New Notes may be impaired and you may lose all or part of your investment.

Risks Related to our Business

For a discussion of certain risks applicable to our business and operations, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Risks Related to the Exchange Offer

If you do not tender your Old Notes, you will continue to hold unregistered Old Notes, and your ability to transfer Old Notes will be adversely affected.

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the global certificates for the Old Notes. The restrictions on transfer of the Old Notes arose because we issued the Old Notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or you offer and sell under an exemption from these requirements. We do not plan to register any sale of the Old Notes under the Securities Act. Additionally, the tender of Old Notes under the exchange offer by other holders will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of any Old Notes that remain outstanding, due to a reduction in liquidity. See “The Exchange Offer—Consequences of Failure to Exchange.”

You may not receive New Notes in the exchange offer if you do not properly follow the exchange offer procedures.

We will issue New Notes in exchange for your Old Notes only if you validly tender and do not validly withdraw your Old Notes before expiration of the exchange offer. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender your Old Notes on your behalf in accordance with the procedures described in this prospectus and the accompanying letter of transmittal. Old Notes that are not tendered or that are tendered but not accepted for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act, and upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes will terminate. See “The Exchange Offer—Procedures for Tendering Old Notes” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their Old Notes may be deemed to be underwriters, and these holders will be required to comply with additional requirements under the Securities Act.

Based on interpretations of the Securities Act by the staff of the SEC contained in certain no-action letters issued to other parties, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act. Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on interpretations by the staff of the SEC given to other, unrelated issuers in similar exchange offers. The staff of the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar interpretation with respect to the exchange offer. Additionally, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to resell the New Notes. If any such holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such holder may incur liability under the Securities Act. We do not and will not assume, or indemnify any such holder or other person against, such liability.

Risks Related to the Notes

The notes are unsecured and subordinated to our existing and future senior indebtedness.

Although the New Notes will rank on par with the Old Notes, the notes will be unsecured, subordinated obligations of the Company, and consequently, will rank junior in right of payment to all of our secured and unsecured “senior indebtedness” now existing or that we incur in the future, as described under “Description of the Notes—Subordination.” As a result, upon any payment or distribution of assets to creditors in the case of liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding, holders of senior indebtedness will be entitled to have the senior indebtedness paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes.

As of June 30, 2020, the Company and our consolidated subsidiaries had outstanding indebtedness, total deposits and other liabilities of $1.89 billion that would constitute senior indebtedness. Those amounts include $1.84 billion in aggregate principal amount of deposits and other liabilities of the Bank, all of which rank structurally senior to the notes. The notes do not limit the amount of additional indebtedness or senior indebtedness that we or any of our subsidiaries, including the Bank, may incur. Accordingly, in the future, we and our subsidiaries may incur other indebtedness, which may be substantial in amount, including senior indebtedness, indebtedness ranking on par with the notes and indebtedness ranking effectively senior to the notes, as applicable. Any additional indebtedness and liabilities that we and our subsidiaries incur may adversely affect our ability to pay our obligations on the notes.

As a consequence of the subordination of the notes to our existing and future senior indebtedness, an investor in the notes may lose all or some of its investment upon our liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the notes only after all of our senior indebtedness had been paid in full. In such an event, any of our other general, unsecured obligations that do not constitute senior indebtedness, depending upon their respective preferences, will share ratably in our remaining assets after we have paid all of our senior indebtedness in full.

The notes are obligations only of Evans Bancorp, Inc. and not obligations of the Bank or any of our other subsidiaries and will be effectively subordinated to the existing and future indebtedness, deposits and other liabilities of the Bank and our other subsidiaries.

The notes are obligations solely of Evans Bancorp, Inc. and are not obligations of the Bank or any of our other subsidiaries. The Bank and our other subsidiaries are separate and distinct legal entities from Evans Bancorp, Inc. The rights of Evans Bancorp, Inc. and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank or any other subsidiary (either as a shareholder or as a creditor) upon an insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding of the Bank or such other subsidiary (and the consequent right of the holders of the notes to participate in those assets after repayment of our existing or future senior indebtedness), will be subject to the claims of the creditors of the Bank, including depositors of the Bank or such other subsidiary. Accordingly, the notes are effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other subsidiaries, to the extent that those liabilities, including deposit liabilities, equal or exceed their respective assets. The notes do not limit the amount of indebtedness or other liabilities that the Bank or any of our other subsidiaries may incur, all of which would rank structurally senior to the notes. Any additional indebtedness and liabilities that our subsidiaries, including the Bank, incur may adversely affect our ability to pay our obligations on the notes.

The notes include limited covenants and do not restrict our ability to incur additional debt.

The notes do not contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations, to meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, except under certain limited circumstances, the notes do not contain any covenants prohibiting or limiting us or our subsidiaries from granting liens on assets to secure indebtedness or other obligations, repurchasing our stock or other securities, including any of the notes, or paying dividends or make other distributions to our shareholders. The notes do not contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

In addition, the notes do not limit the amount of additional indebtedness that we, the Bank or any of our other subsidiaries may incur or the amount of other obligations that we or the Bank may incur ranking senior or equal to the indebtedness evidenced by the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding and may limit our ability to meet our obligations under the notes.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness, including our ability to meet our obligations under the notes, and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These will depend on our financial and operating performance, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be unable to obtain new financing or to fund our obligations to our customers and business partners, implement our business plans, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. As a result, we may be unable to meet our obligations under the notes. In the absence of sufficient capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. We may not be able to consummate those dispositions of assets or obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then-due, including obligations under the notes. Additionally, our ability to service our debt is dependent, in part, on the receipt of dividends, fees and interest paid to us by the Bank. The Bank is a separate legal entity that is legally distinct from us and has no obligation to make funds available to us for payments of principal of or interest on the notes. While we expect these payments to continue in the future, there are regulatory limits on the amount of dividends and distributions that the Bank can pay to us without regulatory approval. Accordingly, we can provide no assurance that we will receive dividends or other distributions from the Bank in an amount sufficient to pay the principal of or interest on the notes. See “Business—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information.

Our indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional indebtedness in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. Our indebtedness, including the indebtedness we may incur in the future, could have important consequences for the holders of the notes, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	requiring a substantial portion of our cash flow from operations for the payment of principal of and interest on our indebtedness and thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	putting us at a disadvantage compared to competitors with less indebtedness.

The notes are subject to limited rights of acceleration.

Payment of principal of the notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. As a result, holders of the notes have no right to accelerate the payment of principal of the notes if we fail to pay principal of or interest on the notes or if we fail to perform any of our other obligations under the notes or in the indenture. See “Description of the Notes—Events of Default; Right of Acceleration; Failure to Pay Principal or Interest.”

The amount of interest payable on the notes will vary beginning July 15, 2025, and interest after that date may be less than the initial fixed annual interest rate of 6.00% prior to that date.

The interest rate on the notes will vary beginning July 15, 2025, at a floating rate equal to the Floating Interest Rate (as defined below in “Description of the Note—Determination of Floating Interest Rate”), as determined quarterly on the determination date for the applicable interest period, plus 590 basis points. The interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date, even if the Floating Interest Rate increases during that interest period. The floating rate may be volatile over time and could be substantially less than the fixed interest rate we will pay before July 15, 2025. As a result, holders of the notes could experience a decline in their receipt of interest and the market price of the notes could decline. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the markets generally and that are important in determining the existence, magnitude and longevity of market interest rate risk.

The notes may be redeemed at our option under certain circumstances, which limits the ability of holders of the notes to accrue interest over the full stated term of the notes.

We may, at our option, redeem the notes (i) in whole or in part, in whole or in part on July 15, 2025 and at any time thereafter, and (ii) in whole, but not in part, at any time upon the occurrence of a Tier 2 Capital Event, a Tax Event or an Investment Company Event (each of such terms as defined below in “Description of the Note—Redemption”), in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals, including from the Federal Reserve, to the extent such approval is then required. There can be no assurance that the Federal Reserve or any other regulatory agency, as applicable, will approve any redemption of the notes that we may propose. Furthermore, we are under no obligation to redeem any notes when they first become redeemable or on any date thereafter. If we redeem the notes for any reason, you will not have the opportunity to continue to accrue and be paid interest to the stated maturity date, and you may not be able to reinvest the redemption proceeds you receive in a similar security or in securities bearing similar interest rates or yields.

There is not expected to be an active trading market for the New Notes.

The New Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the New Notes on any national securities exchange or quotation system. A liquid or active trading market for the New Notes is not expected to develop. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Accordingly, we cannot assure you that you will be able to sell any New Notes or the prices, if any, at which holders may be able to sell their New Notes.

SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on historical performance.

Beginning on July 15, 2025, the notes will bear interest at an annual floating interest rate, reset quarterly, equal to the Floating Interest Rate determined for the applicable interest period plus 590 basis points. See “Description of the Notes” for additional information. The Floating Interest Rate is expected to be Three-Month Term SOFR (as defined below in “Description of the Note—Determination of Floating Interest Rate”), which rate is subject to numerous uncertainties.

SOFR, or the “secured overnight financing rate,” is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. SOFR was first published by the Federal Reserve Bank of New York (the “FRBNY”) in April 2018. The FRBNY commenced publication of SOFR as an alternate reference rate for the London Interbank Offered Rate (“LIBOR”), following the announcement by the United Kingdom Financial Conduct Authority of its intention to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021.

SOFR has a very limited history, and the future performance of SOFR cannot be predicted based on its limited historical performance. The level of SOFR during the Floating Interest Period (as defined below) of the notes may bear little or no relation to historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. While some pre-publication historical data have been released by the FRBNY, such analysis inherently involves assumptions, estimates and approximations, and hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. The future performance of SOFR is therefore impossible to predict, and no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Changes in the levels of SOFR will affect the interest rate of the notes during the Floating Interest Period and accordingly will affect the return on the notes and the market price of the notes, but it is impossible to predict whether such levels will rise or fall.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as three-month U.S. dollar LIBOR, during corresponding periods, and SOFR may bear little or no relation to the historical actual or historical indicative data. In addition, although changes in Term SOFR and Compounded SOFR (each of such terms as defined below in “Description of the Note— Determination of Floating Interest Rate”) generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the notes may fluctuate more than floating rate securities that are linked to less volatile rates.

Any failure of SOFR to gain market acceptance could adversely affect the notes.

SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it could be considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This could mean that market participants may not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on the notes, the liquidity in any trading market for the notes and the price at which you could sell the notes.

SOFR may be modified or discontinued.

SOFR is a relatively new rate, and the FRBNY, or any successor as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the methodology by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction of the amount of interest payable on the notes, which may adversely affect the market price of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR.

The calculation agent will make certain determinations with respect to the notes.

The calculation agent for the notes, which may be us or another entity that we appoint, will make certain determinations with respect to the notes during the Floating Interest Period, including with respect to the determination of the interest rate during this period. These determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, which adversely affect the payout to you on the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The credit ratings on the notes are assessments by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of each rating may be obtained from the issuing rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

Any ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

An investment in the notes is not an FDIC insured deposit.

The notes are not savings accounts, deposits or other obligations of the Company, the Bank or any of our other subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Your investment will be subject to investment risk, and you may experience loss with respect to your investment.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the Old Notes. We will not receive any cash proceeds from the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in like principal amount in exchange of the Old Notes. Old Notes that are surrendered in exchange for New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes under the exchange offer will not result in any increase in our outstanding indebtedness. Subject to certain exceptions, we will pay all expenses incident to the exchange offer.

THE EXCHANGE OFFER

General

In connection with the issuance of the Old Notes on July 9, 2020, we entered into registration rights agreements with the initial purchasers of the Old Notes, which provide for the exchange offer we are making pursuant to this prospectus. The exchange offer will permit eligible holders of Old Notes to exchange their Old Notes for New Notes that are identical in all material respects with the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes are generally not subject to transfer restrictions;

•	holders of the New Notes are not entitled to registration rights under the registration rights agreement or otherwise; and

•	because the New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreements relating to our fulfillment of our registration obligations.

The New Notes will evidence the same debt as the Old Notes. Holders of the New Notes will continue to be entitled to the benefits of the indenture. Accordingly, the New Notes and the Old Notes will be treated as a single series of subordinated debt securities under the indenture. Old Notes that are not accepted for exchange in the exchange offer will remain outstanding and interest on those Old Notes will continue to accrue at the applicable interest rate and be subject to the terms of the applicable indenture.

The exchange offer does not depend on any minimum aggregate principal amount of Old Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Exchange Act and the related rules and regulations of the SEC applicable to transactions of this type.

We will be deemed to have accepted validly tendered Old Notes if and when we have given oral or written notice to the exchange agent of our acceptance of such Old Notes. Subject to the terms and conditions of the exchange offer, delivery of New Notes will be made by the exchange agent after receipt of our notice of acceptance. The exchange agent will act as agent for the holders of Old Notes tendering their Old Notes for the purpose of receiving New Notes from us in exchange for such tendered and accepted Old Notes. The exchange offer is subject to the conditions set forth below under “The Exchange Offer—Conditions.” As a result of these conditions (which may be waived by us, in whole or in part, in our absolute discretion), we may not be required to exchange any of the Old Notes. In such case, or if any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return or cause to be returned the Old Notes not exchanged to the tendering holder after the expiration or termination of the exchange offer.

If a holder of Old Notes validly tenders Old Notes in the exchange offer, the tendering holder will not be required to pay us brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal and certain limited exceptions described in this prospectus and the letter of transmittal, the tendering holder will not be required to pay transfer taxes for the exchange of Old Notes. Subject to certain exceptions described in this prospectus, we will pay all of the expenses in connection with the exchange offer, other than certain applicable taxes. See “The Exchange Offer—Fees and Expenses.”

Holders of outstanding Old Notes do not have any appraisal, dissenters’ or similar rights in connection with the exchange offer. Outstanding Old Notes that are not tendered, or are tendered but not accepted, in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange Offer.”

NEITHER WE NOR THE EXCHANGE AGENT ARE MAKING ANY RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NEITHER WE NOR THE EXCHANGE AGENT HAVE AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OUTSTANDING OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND INDIVIDUAL REQUIREMENTS.

Registration Rights Agreements

We issued the Old Notes in a private placement not subject to registration under the Securities Act or applicable state securities laws. In connection with the issuance of the Old Notes, we entered into registration rights agreements with the initial purchasers of the Old Notes, and we are making the exchange offer to comply with our contractual obligations under the registration rights agreements.

The following provides a summary of certain terms of the registration rights agreements. This summary is qualified in its entirety by reference to the form of registration rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Under the terms of the registration rights agreements, we agreed to register the New Notes and undertake the exchange offer. The exchange offer is intended to satisfy the rights of holders of Old Notes under the registration rights agreements. After the exchange offer is completed, we will have no further obligations, except under the limited circumstances described below, to provide for any exchange or undertake any further registration with respect to the Old Notes.

Under the terms of the registration rights agreements, we agreed, among other things, to use commercially reasonable efforts to:

•	file a registration statement with the SEC on or prior to September 7, 2020 with respect to a registered offer to exchange the Registrable Securities (as defined below) for the New Notes;

•	cause that registration statement to be declared effective by the SEC no later than November 6, 2020;

•	cause that registration statement to remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the effectiveness of the registration statement and keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to the holders of the Old Notes; and

•	consummate the exchange offer no later than 45 days after the effective date of that registration statement.

“Registrable Securities” means the Old Notes, but any Old Notes cease to be Registrable Securities when: (i) a registration statement with respect to the Old Notes has been declared effective under the Securities Act and the Old Notes have been disposed of pursuant to such registration statement, (ii) the Old Notes have been sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act or are eligible to be resold pursuant to Rule 144 without regard to the public information requirements thereunder, (iii) the Old Notes have ceased to be outstanding, or (iv) the Old Notes have been exchanged for New Notes, which have been registered pursuant to an exchange offer registration statement upon consummation of the exchange offer (unless the New Notes referred to in clause (iv) are held by any broker-dealer who holds Registrable Securities acquired for its own account as a result of market-making activities or other trading activities or otherwise are not freely tradable by such participating broker-dealers without any limitations or restrictions under the Securities Act, in which case, such New Notes will be deemed to be Registrable Securities until they are sold to a purchaser in whose hands such New Notes are freely tradeable without any limitations or restrictions under the Securities Act).

We also agreed to issue and exchange New Notes for all Old Notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with a letter of transmittal, to all the holders of the Old Notes known to us. For each Old Note validly tendered to us in the exchange offer and not validly withdrawn, the holder will receive a New Note having a principal amount equal to the principal amount of the tendered Old Note. Old Notes may be exchanged, and New Notes will be issued, only in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

We further agreed that, under certain circumstances, we would file a shelf registration statement with the SEC that would allow resales by certain holders of the Old Notes in lieu of such holders participating in the exchange offer.

Eligibility; Transferability

We are making the exchange offer in reliance on interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters issued to other parties. We have not sought or received our own no-action letter from the staff of the SEC with respect to the exchange offer and the related transactions, and there can be no assurance that the staff of the SEC will make a determination in the case of the exchange offer and such transactions that is similar to its determinations in the above mentioned no-action letters. However, based on these existing SEC staff interpretations, we believe that you, or any other person receiving New Notes, may offer for resale, resell or otherwise transfer the New Notes without complying with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are, or the person receiving the New Notes is, acquiring the New Notes in the ordinary course of business;

•	you do not, nor does any such person, have an arrangement or understanding with any person to participate in any distribution (within the meaning of the Securities Act) of the New Notes;

•	you are not, nor is any such person, an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are not, nor is any such person, a broker-dealer registered under the Exchange Act, and you are not engaged in nor is any such person engaged in, and do not intend to engage in, any distribution (within the meaning of the Securities Act) of the New Notes; and

•	you are not acting on behalf of any person who could not truthfully make these statements.

To participate in the exchange offer, you must represent as a holder of Old Notes that each of these statements is true.

In addition, in order for broker-dealers registered under the Exchange Act to participate in the exchange offer, each such broker-dealer must also: (i) represent that it is participating in the exchange offer for its own account and is exchanging Old Notes acquired as a result of market-making activities or other trading activities; (ii) confirm that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the New Notes and (iii) acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal to be delivered in connection with a tender of the Old Notes states that by so acknowledging and by delivering a prospectus such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of the New Notes received in exchange for the Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the expiration date of the exchange offer, we will amend or supplement this prospectus to expedite or facilitate the disposition of any New Notes by such broker-dealers.

Any holder of Old Notes (i) who is our affiliate, (ii) who does not acquire the New Notes in the ordinary course of business, (iii) who participates in or intends to participate in the exchange offer for the purpose of, or with a view to, distributing the New Notes or (iv) who is a broker-dealer who purchased the Old Notes directly from us:

•	will not be able to rely on the interpretation of the staff of the SEC set forth in the no-action letters described above;

•	will not be able to tender Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless the sale or transfer is made pursuant to an exemption from those requirements.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of such jurisdiction.

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Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., Eastern time on November 9, 2020, or at such later date or time to which we may extend the exchange offer. We refer to such date, as it may be extended, as the “expiration date.” To extend the exchange offer, we will notify the exchange agent and each registered holder of the Old Notes of any extension before 9:00 a.m., Eastern time on the next business day after the previously scheduled expiration date. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We reserve the right to extend the exchange offer, delay accepting any tendered Old Notes or, if any of the conditions described below under the heading “The Exchange Offer—Conditions” have not been satisfied, to terminate the exchange offer. We also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice of any delay, extension or termination of, or amendment to, the exchange offer to the exchange agent. We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is given to holders of the Old Notes.

If we amend the exchange offer in a manner that we consider material, we will disclose that amendment by means of a prospectus supplement, and we will extend the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.

If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

If we terminate or withdraw the exchange offer, we will promptly pay the consideration offered, or return any Old Notes deposited, under the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Conditions

The exchange offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

•	such Old Notes are tendered to us other than in accordance with the terms and conditions of the exchange offer;

•	we determine that the exchange offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation by the staff of the SEC; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We reserve the absolute right to waive these conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration date, subject to applicable law. Our failure at any time to exercise any of the above rights will not be considered a waiver of that right, and that right will be considered an ongoing right which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at any time any stop order is threatened or issued by the SEC with respect to the registration statement for the exchange offer and the New Notes or the qualification of the indenture under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. In any such event, we must use our commercially reasonable efforts to obtain the withdrawal of any such stop order as soon as practicable and provide prompt notice to each holder of the withdrawal of any such stop order.

Further, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “The Exchange Offer—Eligibility; Transferability” and “Plan of Distribution.”

Procedures for Tendering Old Notes

To participate in the exchange offer, you must validly tender your Old Notes to the exchange agent as described below. It is your responsibility to validly tender your Old Notes.

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If you have any questions or need help in exchanging your Old Notes, please contact the exchange agent, whose address, phone number and email address are set forth below in “The Exchange Offer—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. Accordingly, DTC, as depositary, or its nominee is treated as the registered holder of the Old Notes and will be the only entity that can tender your Old Notes for New Notes. Therefore, to validly tender Old Notes and to obtain New Notes, you must comply with the procedures described below to initiate the exchange agent’s book-entry transfer of the Old Notes into the exchange agent’s account at DTC using DTC’s ATOP procedures. To comply with those procedures, you must cause:

•	a properly transmitted “agent’s message” (as defined below) to be received by the exchange agent through ATOP prior to 5:00 p.m., Eastern time, on the expiration date; and

•	a timely confirmation of a book-entry tender of the Old Notes into the exchange agent’s account at DTC through ATOP pursuant to the procedure for book-entry transfer described below to be received by the exchange agent prior to 5:00 p.m., Eastern time on the expiration date.

Following receipt of a properly transmitted “agent’s message,” the exchange agent will establish an ATOP account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer. Any financial institution that is a DTC participant, including your broker or bank, may make a book-entry tender of outstanding Old Notes by causing the book-entry transfer of such Old Notes into the exchange agent’s ATOP account in accordance with DTC’s procedures for such transfers. In connection with the transfer, the exchange agent must receive a properly transmitted “agent’s message,” as well as a timely confirmation of a book-entry tender of the Old Notes into its account at DTC through ATOP, prior to 5:00 p.m., Eastern time, on the expiration date. Subject to the terms of the exchange offer, following the expiration or termination of the exchange offer, the exchange agent will exchange Old Notes validly tendered and not validly withdrawn prior to such expiration or termination for an equal principal amount of New Notes by credit to the holder’s account at DTC. If the entire principal amount of all Old Notes held by a holder is not tendered, then Old Notes for the principal amount of the Old Notes not tendered and accepted will be returned by credit to the holder’s account at DTC following the expiration date.

The term “agent’s message” means a message transmitted by a DTC participant to DTC, and thereafter transmitted by DTC to the exchange agent, which states that DTC has received an express acknowledgement from the participant stating that such participant and beneficial holder agree to be bound by the terms of the exchange offer, including the letter of transmittal, and that such agreement may be enforced against such participant.

Each agent’s message must include the following information:

•	name of the beneficial owner tendering such Old Notes;

•	account number of the beneficial owner tendering such Old Notes;

•	principal amount of Old Notes tendered by such beneficial owner; and

•	a confirmation that the beneficial owner of the Old Notes has agreed to be bound by the terms of the accompanying letter of transmittal.

The delivery of the Old Notes through DTC, and any transmission of an agent’s message through ATOP, is at the election and risk of the person tendering Old Notes. If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned, without expense, to their tendering holder by crediting the holder’s account at DTC, following the expiration or termination of the exchange offer.

The tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer and that is accepted by us will constitute a binding agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, by using the ATOP procedures to tender and exchange Old Notes, you will be bound by the terms of the letter of transmittal, and you will be deemed to have made the acknowledgements and the representations and warranties it contains, just as if you had signed it. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

There is no procedure for guaranteed late delivery of the Old Notes in connection with the exchange offer.

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We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all Old Notes not validly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion subject to applicable law, to waive or amend any of the conditions of the exchange offer or to waive any defects, irregularities or conditions of tender as to any particular Old Notes, either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the accompanying letter of transmittal) will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a time period we will reasonably determine. We are not required to waive defects and are not required to notify you of defects in your tender. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders and withdrawals of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be considered to have been made until such defects or irregularities have been cured or waived. If we waive any terms or conditions with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent, without expense, to the tendering holders following the expiration date. Each tendering holder, by delivery of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Representations

By tendering Old Notes, each holder is deemed to have represented to us all of the representations contained in the letter of transmittal, including that:

•	any New Notes that you receive will be acquired in the ordinary course of business;

•	you are not participating in the exchange offer with a view to distribute any New Notes nor do you have any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act); and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those New Notes as a result of market-making or other trading activities, and you will satisfy any applicable prospectus delivery requirements in connection with any resale of such New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may validly withdraw your tender of Old Notes at any time prior to 5:00 p.m., Eastern time, on the expiration date. For a withdrawal of tendered Old Notes to be effective, the exchange agent must receive, prior to 5:00 p.m., Eastern time on the expiration date, a computer-generated notice of withdrawal, transmitted by DTC on your behalf in accordance with the appropriate procedures of DTC’s ATOP system prior to 5:00 p.m., Eastern time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the tendering holder of Old Notes to be withdrawn;

•	specify the principal amount of the Old Notes delivered for exchange;

•	specify the name and number of the account at DTC to be credited with the withdrawn Old Notes;

•	include a statement that such holder is withdrawing its election to have such Old Notes exchanged; and

•	otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices in our sole discretion, and our determination will be final and binding on all parties. Any Old Notes validly withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued in exchange for such Old Notes. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder, without expense to such holder, after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn Old Notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date of the exchange offer.

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Exchange Agent

UMB Bank, N.A., the trustee under the indenture, has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent as follows:

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):

UMB Bank, N.A.
Attn: Corporate Trust Officer/Mauri J. Cowen
5555 San Felipe St., Suite 870
Houston, Texas 77056

For additional information, you may contact the exchange agent by calling (713) 300-0587 or emailing Mauri.Cowen@umb.com.

We will pay the exchange agent reasonable and customary fees for its services (including attorneys’ fees) and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes and issuance of the New Notes. The principal solicitation is being made through ATOP. However, we may make additional solicitations by email, telephone or in person by our officers and employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. As indicated above, we will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We will also pay any other cash expenses that we incur in connection with the exchange offer.

Except as described below, we will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	New Notes and/or substitute Old Notes not exchanged are to be delivered to, or registered or issued in the name of, any person other than the registered holder of the Old Notes so exchanged;

•	tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Exchange

Old Notes that are not exchanged will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and will be subject to the restrictions on transfer described in the Old Notes.

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Accordingly, such Old Notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or to any of our subsidiaries;

•	under a registration statement that has been declared effective under the Securities Act;

•	for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person the holder of the Old Notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule 144A, that purchases for its own account or for the account of another qualified institutional buyer, in each case, to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•	under any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel (at the holder’s sole cost), certifications and/or other information satisfactory to us and the trustee);

in each case, subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the Old Notes and the absence of such restrictions applicable to the New Notes, it is likely that the market, if any, for Old Notes will be relatively less liquid than the market for New Notes. Consequently, holders of Old Notes who do not participate in the exchange offer could experience significant diminution in the value of their Old Notes, compared to the value of the New Notes. The holders of Old Notes not tendered will have no further registration rights, except that, under limited circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement covering resales of Old Notes.

Additional Information Regarding the Registration Rights Agreements

As noted above, we are effecting the exchange offer to comply with our contractual obligations under the registration rights agreements. The registration rights agreements require us to cause an exchange offer registration statement to be filed with the SEC under the Securities Act, use our commercially reasonable efforts to cause the registration statement to become effective, and satisfy certain other obligations, within certain time periods.

In the event that:

•	the registration statement is not filed with the SEC on or prior to September 7, 2020;

•	the registration statement is not declared effective by the SEC on or prior to November 6, 2020; or

•	the exchange offer is not completed on or prior to the 45th day following the effective date of the registration statement;

the interest rate on the Old Notes will be increased by 0.25% per annum immediately following the date of such registration default and will increase by an additional 0.25% per annum immediately following each 90-day period during which additional interest accrues, but in no event will such increase exceed 0.50% per annum. If at any time more than one registration default has occurred and is continuing, the increase in interest rate will apply as if there occurred a single registration default that begins on the date that the earliest such registration default occurred and ends on such date that there is no registration default. Following the cure of all such registration defaults, the accrual of additional interest will cease and the interest rate will be reduced to the original interest rate borne by the Old Notes.

Our obligation to register the New Notes will terminate upon completion of the exchange offer. However, under certain limited circumstances specified in the registration rights agreements, we may be required to file a shelf registration statement covering resales of the Old Notes.

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DESCRIPTION OF THE NOTES

On July 9, 2020, we issued $20 million in aggregate principal amount of our 6.00% Fixed-to-Floating Rate Subordinated Notes due 2030, which we refer to in this prospectus as the “Old Notes.” The Old Notes were issued in a private placement transaction to certain qualified institutional buyers and accredited investors, and as such, were not registered under the Securities Act. The Old Notes were issued under an indenture for the 6.00% Fixed-to-Floating Rate Subordinated Notes due 2030, dated July 9, 2020, between Evans Bancorp, Inc., as issuer, and UMB Bank, N.A., as trustee, which we refer to as the “indenture.” The term “notes” refers collectively to the Old Notes and the New Notes.

The New Notes will be issued under the indenture and will evidence the same debt as the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that:

•	the New Notes have been registered with the SEC under the Securities Act and, as a result, will not bear any legend restricting their transfer;

•	the New Notes bear a different CUSIP number from the Old Notes;

•	the New Notes are generally not subject to transfer restrictions;

•	holders of the New Notes are not entitled to registration rights under the registration rights agreement that we entered into with the initial purchasers of the Old Notes or otherwise; and

•	because holders of New Notes are not entitled to registration rights, holders of the New Notes will not have the right to additional interest under the circumstances described in the registration rights agreement relating to our fulfillment of our registration obligations.

The New Notes will be issued only in registered form without coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof. The New Notes will be evidenced by a global note deposited with the trustee for the New Notes, as custodian for DTC and transfers of beneficial interests will be facilitated only through records maintained by DTC and its participants.

The terms of the New Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following provides a summary of certain terms of the indenture and the New Notes. This summary is qualified in its entirety by reference to the complete indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and to the form of notes, which is included as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture and the form of notes because those documents, not this summary description, define your rights as holders of the New Notes. Whenever we refer to the defined terms of the indenture in this prospectus without defining them, the terms have the meanings given to them in the indenture. You must look to the indenture for the most complete description of the information summarized in this prospectus.

Unless otherwise indicated or the context otherwise requires, as used in this section, “we,” “our,” “us” and the “Company” refer only to Evans Bancorp, Inc. and not to any of its subsidiaries.

General

The exchange offer for the New Notes will be for up to $20 million in aggregate principal amount of the Old Notes. The New Notes, together with any Old Notes that remain outstanding after the exchange offer, will be treated as a single class for all purposes of the indenture, including, without limitation, waivers, consents, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

The New Notes have materially identical interest terms as the Old Notes, except with respect to additional interest that may be earned on the Old Notes under circumstances relating to our registration obligations under the registration rights agreement. Interest on the notes will accrue from and including July 9, 2020. The notes will mature and become payable, unless earlier redeemed, on July 15, 2030.

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From and including July 9, 2020 to but excluding July 15, 2025 or any earlier redemption date, the New Notes will bear interest at a fixed annual rate equal to 6.00%, payable semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2021. During this period, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof, or, if no interest has been paid on such Old Note, from the date of its original issuance. Interest on the Old Notes accepted for exchange will cease to accrue upon the issuance of the New Notes.

From and including July 15, 2025 to but excluding the stated maturity or any earlier redemption date, the New Notes will bear interest at an annual floating rate, reset quarterly, equal to the Floating Interest Rate (as defined below) determined on the Floating Interest Determination Date (as defined below) of the applicable Floating Interest Period (as defined below) (provided that in the event that the Floating Interest Rate for the applicable Floating Interest Period is less than zero, the Floating Interest Rate for such Floating Interest Period will be deemed to be zero), plus 590 basis points, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. During this period, interest will be computed on the basis of a 360-day year and the actual number of days elapsed.

We will make each interest payment to the holders of record of the notes at the close of business on the fifteenth calendar day prior to the applicable interest payment date, without regard to whether such day is a business day. Principal of and interest on the notes will be payable, and the notes will be exchangeable and transferable at the office or agency that we have designated and maintain for such purposes, which, initially, will be the corporate trust office of the trustee located at UMB Bank, N.A., 5555 San Felipe St., Suite 870, Houston, Texas, 77056, Attention: Corporate Trust Officer/Mauri Cowen; except that payment of interest may be made at our option by mailing a check to the address of the person entitled thereto as shown on the security register or by transfer to an account maintained by the payee with a bank located in the United States.

Determination of Floating Interest Rate

For the purpose of calculating the interest rate on the notes during the Floating Interest Period, the term “Floating Interest Rate” means initially, Three-Month Term SOFR (as defined below), subject to certain exceptions. In particular, if the Calculation Agent (as defined below) determines prior to the relevant Floating Interest Determination Date (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date (each of such terms as defined below) have occurred with respect to Three-Month Term SOFR prior to the Reference Time (as defined below) regarding any determination of the Benchmark (as defined below) on any date, then we will promptly provide notice of such determination to the holders of the notes, and the following terms will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate payable on the notes during a relevant Floating Interest Period:

•	the Benchmark Replacement will replace the then-current Benchmark (each of such terms as defined below) for all purposes relating to the notes during the relevant Floating Interest Period regarding such determination on such date and all determinations on all subsequent dates;

•	in connection with the implementation of a Benchmark Replacement, we will have, from time to time, the right to make Benchmark Replacement Conforming Changes (as defined below);

•	any determination, decision or election that may be made by us or by the Calculation Agent pursuant to the benchmark transition provisions set forth in the indenture, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action or any selection:

o	will be conclusive and binding absent manifest error;

o	if made by us, will be made in our sole discretion;

o	if made by the Calculation Agent, will be made after consultation with us, and the Calculation Agent will not make any such determination, decision or election to which we reasonably object; and

o	notwithstanding anything to the contrary in the notes, indenture or the applicable subordinated note purchase agreement with the initial purchasers of the Old Notes, will become effective without consent from the relevant holder of such note or any other party; and

•	for the avoidance of doubt, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, interest payable on the notes for the Floating Interest Period will be an annual rate equal to the sum of the applicable Benchmark Replacement and the interest rate spread described in the indenture.

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However, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, but for any reason the Benchmark Replacement has not been determined as of the relevant Floating Interest Determination Date, the Floating Interest Rate for the applicable Floating Interest Period will be equal to the Floating Interest Rate on the last Floating Interest Determination Date for the notes, as determined by the Calculation Agent.

In addition, if the then-current Benchmark is Three-Month Term SOFR and any of the foregoing provisions concerning the calculation of the interest rate and the payment of interest during the Floating Interest Period are inconsistent with any of the Three-Month Term SOFR Conventions (as defined below) determined by us, then the relevant Three-Month Term SOFR Conventions will apply.

The following definitions apply with respect to the notes, and the foregoing discussion of the determination of the Floating Interest Rate:

1.	“Benchmark” means, initially, Three-Month Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

2.	“Benchmark Replacement” means the Interpolated Benchmark (as defined below) with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment (as defined below) for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

a.	the sum of (i) Compounded SOFR (as defined below) and (ii) the Benchmark Replacement Adjustment;

b.	the sum of: (i) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body (as defined below) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (as defined below) and (ii) the Benchmark Replacement Adjustment;

c.	the sum of: (i) the ISDA Fallback Rate (as defined below) and (ii) the Benchmark Replacement Adjustment;

d.	the sum of: (i) the alternate rate of interest that has been selected by us as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (ii) the Benchmark Replacement Adjustment.

3.	“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent, as of the Benchmark Replacement Date:

a.	the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);

b.	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or

c.	the spread adjustment (which may be a positive or negative value or zero) that has been selected by us giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

4.	“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Floating Interest Period,” timing and frequency of determining rates with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that we decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we determine is reasonably necessary).

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5.	“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

a.	in the case of clause (a) of the definition of “Benchmark Transition Event,” the relevant Reference Time (as defined below) in respect of any determination;

b.	in the case of clause (b) or (c) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

c.	in the case of clause (d) of the definition of “Benchmark Transition Event,” the date of such public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for purposes of such determination.

6.	“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

a.	if the Benchmark is Three-Month Term SOFR, (i) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR (as defined below), (ii) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (iii) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;

b.	a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

c.	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

d.	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

7.	“Calculation Agent” means such bank or other entity (which may be us or an affiliate of ours) as may be appointed by us to act as Calculation Agent for the notes during the Floating Interest Period.

8.	“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor (as defined below), with the rate, or methodology for this rate, and conventions for this rate being established by us in accordance with:

a.	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

b.	if, and to the extent that, we or our designee determine that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us or our designee giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment.

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9.	“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

10.	“Floating Interest Determination Date” means the date upon which the Floating Interest Rate is determined by the Calculation Agent pursuant to the Three-Month Term SOFR Conventions.

11.	“Floating Interest Period” means each three-month period of each year, beginning July 15, 2025, to but excluding the Stated Maturity or any earlier redemption date.

12.	“FRBNY” means the Federal Reserve Bank of New York.

13.	“FRBNY’s Website” means the website of the FRBNY at http://www.newyorkfed.org, or any successor source.

14.	“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (a) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (b) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

15.	“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

16.	“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

17.	“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

18.	“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

19.	“Reference Time,” with respect to any determination of a Benchmark, means (a) if the Benchmark is Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (b) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.

20.	“Relevant Governmental Body” means the Federal Reserve and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve and/or the FRBNY or any successor thereto.

21.	“SOFR” means the daily Secured Overnight Financing Rate provided by the FRBNY, as the administrator of the benchmark (or a successor administrator), on the FRBNY’s Website.

22.	“Stated Maturity” means July 15, 2030.

23.	“Term SOFR” means the forward-looking term rate for the Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

24.	“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).

25.	“Three-Month Term SOFR” means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any Floating Interest Period, as determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions.

26.	“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR or changes to the definition of “Floating Interest Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Floating Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that we decide may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or if we decide that adoption of any portion of such market practice is not administratively feasible or if we determine that no market practice for the use of Three-Month Term SOFR exists, in such other manner as we determine is reasonably necessary).

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27.	“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Subordination

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior indebtedness. As of June 30, 2020, the Company and our consolidated subsidiaries had outstanding indebtedness, total deposits and other liabilities of $1.90 billion, excluding intercompany liabilities, $1.89 billion of which would constitute senior indebtedness. The notes and the indenture do not contain any limitation on the amount of senior indebtedness that we may incur in the future.

The term “senior indebtedness” means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to us, on or substantially similar payments we make in respect of the following categories of debt, whether that debt was outstanding on the date of execution of the indenture or thereafter incurred, created or assumed:

•	all of our indebtedness for borrowed money, whether or not evidenced by notes, debentures, bonds, securities or other similar instruments, and including, but not limited to all obligations to the Company’s general and secured creditors;

•	any deferred obligations of the Company for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

•	all obligations, contingent or otherwise, of the Company in respect of any letters of credit, bankers’ acceptances, security purchase facilities and similar direct credit substitutes;

•	any capital lease obligations of the Company;

•	all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar arrangements or derivative products;

•	all obligations that are similar to those described in the bullets above of other persons, for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise arising from an off-balance sheet guarantee, or which are secured by a lien on any property or asset of the Company; and

•	all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations described in the bullets above.

However, the term “senior indebtedness” excludes:

•	the notes;

•	any obligation that by its terms expressly is junior to, or ranks equally in right of payment with, the notes;

•	the Company’s junior subordinated debentures outstanding as of July 9, 2020, to which the notes rank senior; and

•	any indebtedness between the Company and any of our subsidiaries or affiliates.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity, unless:

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•	we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise; or

•	a default in the payment of principal of, or premium, if any, or interest on any senior indebtedness, beyond any applicable grace period, or if any event of default with respect to any senior indebtedness will have occurred and be continuing, or would occur as a result of the payment of principal of or interest on the notes or in respect of any retirement, purchase or other acquisition of the notes, permitting the holders of such senior indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, unless and until such default or event of default will have been cured or waived or will have ceased to exist.

Upon our termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, holders of all of our senior indebtedness will first be entitled to receive payment in full in accordance with the terms of such senior indebtedness of the principal of, and premium, if any, and interest on, that senior indebtedness before any payment is made on the notes. If, after we have paid the senior indebtedness in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applied ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

In the event that we are subject to any termination, winding up, liquidation or reorganization, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior indebtedness is paid in full, the holders of the notes will be required to return that payment or distribution to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior indebtedness remaining unpaid until all that senior indebtedness has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior indebtedness.

As a result of the subordination of the notes in favor of the holders of our senior indebtedness, in the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

All liabilities of the Bank and our other subsidiaries, including deposits and liabilities to general creditors arising during the ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of the subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary, except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. As of June 30, 2020, the Bank and our other subsidiaries had total outstanding liabilities of $1.90 billion on a consolidated basis. Over the term of the notes, we will need to rely primarily on dividends paid to us by the Bank, which is a regulated and supervised depository institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by the Bank, but may have to rely on the proceeds of borrowings and/or the sale of other securities to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or provide funds to us by other means. As a result, with respect to the assets of the Bank, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of the Bank, including its depositors, except to the extent that we may be a creditor with recognized claims against the Bank.

Redemption

We may, at our option, redeem the notes, in whole or in part, beginning on the interest payment date of July 15, 2025 and at any time thereafter. In addition, at our option, we may redeem the notes in whole, but not in part, at any time upon the occurrence of:

•	a “Tier 2 Capital Event,” which means our good faith determination that, as a result of (1) any amendment to or change in, or proposed amendment or change in, the laws, rules or regulations of the United States (including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is announced, enacted or becomes effective after July 9, 2020, or (2) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations, policies or guidelines that is announced after July 9, 2020, there is more than an insubstantial risk that the Company will not be entitled to treat the notes as “Tier 2 Capital” (meaning Tier 2 capital (or its equivalent) for purposes of capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company);

•	a “Tax Event,” which means our receipt of an opinion of counsel experienced in such matters to the effect that, as a result of (1) an amendment or change, or an announced prospective amendment or change, in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (2) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “Administrative or Judicial Action”); or (3) an amendment to or change in any official position with respect to, or any interpretation of, an Administrative or Judicial Action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, which change or amendment or challenge becomes effective or which pronouncement, decision or challenge is announced on or after July 9, 2020, there is more than an insubstantial risk that interest payable by the Company on the notes is not, or, within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

•	an “Investment Company Event,” which means our receipt of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk that the Company is or, within 90 days of the date of such legal opinion will be, considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

Any redemption of the notes will be at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, and additional interest, if and to the extent applicable, thereon to, but excluding the date of redemption. Any redemption of the notes will be subject to any required regulatory approvals, including from the Federal Reserve, to the extent such approval is then required.

If less than all of the notes are to be redeemed, the notes will be redeemed on a pro rata basis as to the holders, and such redemption will be made on a “Pro Rata Pass-Through Distribution of Principal” basis in accordance with the procedures of DTC. In the event a pro rata redemption is not permitted under applicable law or applicable requirements of DTC, the notes to be redeemed will be selected by lot or such method as the trustee will deem fair and appropriate.

Notices of redemption will be given in the manner provided for in the indenture to each holder of notes to be redeemed at least 30, but no more than 60 days, before the redemption date to the holders of notes to be redeemed. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note, if any, will be issued in the name of the holder thereof upon surrender of the original note. Notes called for redemption become due and payable on the date fixed for redemption at the redemption price specified in the notice of redemption, together with any accrued and unpaid interest, if any, and additional interest, if and to the extent applicable. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

The notes are not subject to redemption at the option of the holders.

Repurchases

We may purchase notes at any time on the open market or otherwise. If we purchase notes in this manner, we have the discretion to hold, resell or surrender the notes to the trustee under the indenture for cancellation.

No Sinking Fund; Non-Convertible

The notes will not be entitled to the benefit of any sinking fund. This means that we will not deposit money on a regular basis into any separate custodial account to repay the notes. Except as contemplated by this prospectus, the notes are not convertible into, or exchangeable for, any of our or our subsidiaries’ equity securities, other securities or assets.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in registered form without coupons and in minimum denominations of $100,000 and any integral multiple of $1,000 in excess thereof.

The New Notes will be evidenced by a global note that will be deposited with, or on behalf of, DTC, or any successor thereto, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless one of the following occurs:

•	DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case, we do not appoint a successor depositary within 90 days;

•	we determine that the notes are no longer to be represented by the global note and so notify the trustee in writing; or

•	an event of default with respect to the notes has occurred and is continuing and DTC has requested the issuance of notes in certificated form.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered. Any such notes in certificated form will be issued in minimum denominations of $100,000 and any integral multiples of $1,000 in excess thereof and may be transferred or exchanged only in such minimum denominations.

DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by the global note;

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global note;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee, referred to as “participants,” and persons that may hold beneficial interests through participants (including through Euroclear Bank SA/NV or Clearstream Banking, société anonyme, as DTC participants) can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next day) funds. In contrast, beneficial interests in a global note usually trade in DTC’s same-day funds settlement system and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

Cash payments of interest on and principal of the global note will be made to Cede, the nominee for DTC, as the registered owner of the global note. These payments will be made by wire transfer of immediately available funds on each payment date.

You may exchange or transfer the notes at the corporate trust office of the trustee for the notes or at any other office or agency maintained by us for those purposes. We will not require payment of a service charge for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

We have been informed that, with respect to any cash payment of interest on or principal of the global note, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that, under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given such direction.

DTC has also advised as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participants’ records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Indenture Covenants

The indenture contains no covenants or restrictions on the incurrence of indebtedness or other obligations by us or by a subsidiary of ours, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial condition, liquidity or results of operations or meet or exceed any financial ratios, as a general matter, to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants prohibiting us or our subsidiaries from or limiting our or our subsidiaries’ right to incur additional indebtedness or obligations, grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, repurchase our stock or other securities, including any of the notes, or pay dividends or make other distributions to our shareholders (except, subject to certain limited exceptions, in the case of dividends or other distributions, redemptions, purchases, acquisitions or liquidation payments with respect to our capital stock and repayments, repurchases or redemptions of any debt securities that rank equal with or junior to the notes, in each case, upon our failure to make any required payment of principal or interest on the notes, when the same becomes due and payable). In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a material decline in our credit quality.

Events of Default; Right of Acceleration; Failure to Pay Principal or Interest

The following are events of default under the indenture:

•	the entry of a decree or order for relief in respect of us by a court having jurisdiction in the premises in an involuntary case or proceeding under any applicable bankruptcy, insolvency or reorganization law, in effect at the time we entered into the indenture or thereafter in effect of the United States or any political subdivision thereof, and such decree or order will have continued unstayed and in effect for a period of 60 consecutive days;

•	the commencement by us of a voluntary case under any applicable bankruptcy, insolvency or reorganization law, in effect at the time we entered into the indenture or thereafter in effect of the United States or any political subdivision thereof, or our consent to the entry of a decree or order for relief in an involuntary case or proceeding under any such law;

•	our failure to pay any installment of interest on any of the notes as and when the same will become due and payable, and the continuation of such failure for a period of 30 days;

•	our failure to pay all or any part of the principal of any of the notes as and when the same will become due and payable under the indenture;

•	our failure to perform any other covenant or agreement on our part contained in the notes or in the indenture, and the continuation of such failure for a period of 60 days after the date on which a notice specifying such failure, stating that such notice is a “Notice of Default” under the indenture and demanding that we remedy the same, is given to us by the trustee, or is given to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes at the time outstanding; and

•	our default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness existed at the time we entered into the indenture or was thereafter created or incurred, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due, or being declared due, and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

If an event of default with respect to the notes occurs due to a bankruptcy event described in the first two bullets above, then the principal of all of the outstanding notes and all accrued and unpaid interest, if any, thereon will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes. If an event of default with respect to the notes occurs due to any reason other than a bankruptcy event, neither the trustee nor any holder may accelerate the maturity of the notes.

Under the indenture, if we fail to pay any installment of interest on any note when such interest becomes due and payable, and such default continues for a period of 30 days, or if we fail to pay all or any part of the principal of any note when such principal becomes due and payable, the trustee may, subject to certain limitations and conditions, demand that we pay to the trustee, for the benefit of the holders of the notes, the whole amount then-due and payable with respect to such notes, with interest upon the overdue principal and, to the extent permitted by applicable law, upon any overdue installments of interest at the rate or respective rates, as the case may be, provided for or with respect to such notes or, if no such rate or rates are so provided, at the rate or respective rates, as the case may be, of interest borne by such notes. Any rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “—Subordination.” Neither the trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of or interest on the notes or our non-performance of any other covenant or warranty under the notes or the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder of notes, we and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee for any of the following purposes:

•	to evidence the succession of another person to the Company and the assumption by any such successor of our covenants contained in the indenture and in the notes;

•	to add to covenants of the Company for the benefit of holders of the notes or to surrender any right or power conferred upon us with respect to the notes issued under the indenture;

•	to permit or facilitate the issuance of notes in uncertificated or global form, provided any such action will not adversely affect the interests of the holders of then outstanding notes;

•	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture, as necessary, to provide for or facilitate the administration of the trusts thereunder by more than one trustee, in accordance with the requirements set forth in the indenture;

•	to cure any ambiguity or to correct or supplement any provision in the indenture that may be defective or that may be inconsistent with any other provision therein;

•	to make any other provisions with respect to matters or questions arising under the indenture that will not adversely affect the interests of the holders of then-outstanding notes in any material respect;

•	to add any additional events of default;

•	to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the legal defeasance, covenant defeasance and/or satisfaction and discharge of the notes in accordance with the indenture, provided that any such action will not adversely affect the interests of any holder of notes in any material respect;

•	to provide for the issuance of the New Notes pursuant to the exchange offer;

•	to conform any provision in the indenture to the requirements of the Trust Indenture Act; or

•	to make any change that does not adversely affect the legal rights under the indenture of any holder of then-outstanding notes.

With the consent of the holders of not less than a majority in principal amount of the outstanding notes, we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner, eliminating any of the provisions of the indenture or of the notes or of modifying in any manner the contractual rights of the holders of the notes under the indenture, except that no such supplemental indenture, without the consent of the holder of each outstanding note affected thereby, will:

•	reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;

•	reduce the principal of or change the stated maturity of any notes or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

•	make any note payable in money other than U.S. dollars;

•	make any change in provisions of the indenture protecting the right of each holder of the notes to receive payment of principal of and interest on such notes on or after the due date thereof or setting forth the right to bring suit to enforce such payment;

•	reduce the percentage of principal amount of outstanding notes whose holders’ consent is required for any supplemental indenture, or any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences, as provided in the sections of the indenture relating to waiver of past defaults or waiver of certain covenants; or

•	modify any of the provisions of the section of the indenture governing supplemental indentures with the consent of holders, or those provisions relating to waiver of past defaults or waiver of certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or interest on, any note, or in respect of a covenant or provision of the indenture which, under the terms of the indenture, cannot be modified or amended without the consent of the holder of each outstanding note.

Satisfaction and Discharge of the Indenture; Defeasance

We may terminate our obligations under the indenture when:

•	either: (i) all notes (with certain specified exceptions) have been delivered to the trustee for cancellation, or (ii) all notes that have not been delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year or (c) if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on such outstanding notes, including the applicable principal and interest on such notes;

•	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the outstanding notes; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

We may elect, at our option and at any time, to have our obligations discharged with respect to the outstanding notes, which we refer to as “legal defeasance.” “Legal defeasance” means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and will be deemed to have been discharged from our obligations with respect to the outstanding notes, except that the following rights and obligations will survive until otherwise terminated or discharged under the indenture:

•	the rights of the holders of such outstanding notes to receive payments in respect of the principal of and interest on such notes when payments are due;

•	our and the trustee’s obligations with respect to such notes concerning registration of notes, mutilated, destroyed, lost and stolen notes, maintenance of an office or agency for payment and money for payments on the notes to be held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee under the indenture; and

•	the defeasance provisions of the indenture.

In addition, we may elect, at our option, to have our obligations released with respect to certain covenants contained in the indenture, which we refer to as “covenant defeasance.”

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

•	we will irrevocably have deposited or caused to be deposited with the trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of outstanding notes, (i) an amount in U.S. dollars, (ii) government obligations that through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one calendar day before the due date of any payment of principal of and interest, if any, on such notes, money or (iii) a combination thereof, in any case, in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge, and which will be applied by the trustee to pay and discharge, the principal of and interest, if any, on, such outstanding notes on the stated maturity of such principal or installment of principal or interest or the applicable redemption date, as the case may be;

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of our subsidiaries are a party or by which we or any of them are bound;

•	no event of default or event which, with notice or lapse of time or both, would become an event of default with respect to such notes will have occurred and be continuing on the date of such deposit, and, solely in the case of legal defeasance, no event of default or event which, with notice or lapse of time or both, would become an event of default under the indenture will have occurred and be continuing at any time during the period ending on and including the 91st day after the date of such deposit (it being understood that this condition to legal defeasance will not be deemed satisfied until the expiration of such period);

•	in the case of legal defeasance, we will have delivered to the trustee an opinion of counsel stating that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the indenture, there has been a change in applicable federal income tax law, in either case, to the effect that, and based thereon, such opinion of independent counsel will confirm that, the holders of such outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•	in the case of covenant defeasance, we will have delivered to the trustee an opinion of counsel to the effect that the holders of such outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the legal defeasance or covenant defeasance, as the case may be, under the indenture have been satisfied;

•	if the moneys or government obligations, or combination thereof, as the case may be, deposited are sufficient to pay the principal of and interest, if any, on such notes, provided that such notes are redeemed on a particular redemption date, we will have given the trustee irrevocable instructions to redeem such notes on such date and to provide notice of such redemption to holders of such notes as provided in or under the indenture; and

•	the trustee will have received such other documents, assurances and opinions of counsel as the trustee will have reasonably required.

In connection with a discharge or defeasance, in the event the trustee is unable to apply the moneys deposited as contemplated under the satisfaction and discharge provisions of the indenture by reason of any legal proceeding or any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, our obligations under the indenture and the notes will be revived as if the deposit had never occurred.

Regarding the Trustee

UMB Bank, N.A. is acting as the trustee under the indenture and the initial paying agent and registrar for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Except during the continuance of an event of default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture.

The indenture and the Trust Indenture Act contain certain limitations on the rights of the trustee, if it becomes a creditor of our organization, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the Trust Indenture Act), it must eliminate such conflict within 90 days and apply to the SEC for permission to continue or resign.

The holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, place and method of conducting any proceeding for any remedy available to the trustee or to exercise any trust or power conferred on the trustee, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any holder under the indenture, unless such holder will have offered to the trustee security or indemnity satisfactory to the trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

No Personal Liability of Shareholders, Employees, Officers, Directors or Exchange Agent

None of our or any of our predecessors’ or successors’ past, present or future shareholders, employees, officers or directors, as such or in such capacity, nor the exchange agent will have any personal liability for any of our obligations under the notes or the indenture by reason of his, her or its status as such shareholder, employee, officer or director. Each holder of notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The notes and the indenture are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax considerations of the exchange of outstanding Old Notes for New Notes in the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange of outstanding Old Notes for New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed regulations under the Code and any administrative and judicial interpretations and rulings thereof, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis, and subject to differing interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service or an opinion of counsel with respect to the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or any non-income tax consequences of the exchange of Old Notes for New Notes.

This discussion is limited to the U.S. federal income tax consequences applicable to holders that purchased their Old Notes from us in the initial offering and at the initial offering price for cash and who held such Old Notes, and will now hold the New Notes, as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax considerations that may be applicable to each holder’s particular circumstances or to holders that may be subject to special tax rules under U.S. federal income tax laws, including, but not limited to, banks, insurance companies, other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers or traders in securities, commodities or currencies, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, persons that will hold the New Notes as a position in a hedging transaction, straddle or conversion transaction or as part of a “synthetic security,” other integrated transactions or risk reduction transaction, persons deemed to sell the New Notes under the constructive sale provisions of the Code, persons that will hold the New Notes in an individual retirement account, 401(k) plan or similar tax-favored account, an accrual method taxpayer who is required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account for financial accounting purposes, a person that purchases or sells notes as part of a wash sale for tax purposes or entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities, or investors in such entities.

The exchange of Old Notes for New Notes in the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, (i) a holder of Old Notes should not recognize gain or loss upon the receipt of New Notes in the exchange offer, (ii) a holder’s basis in the New Notes received in the exchange offer should be the same as such holder’s basis in the Old Notes surrendered in exchange therefor immediately before the exchange and (iii) a holder’s holding period in the New Notes should include such holder’s holding period in the Old Notes surrendered in exchange therefor.

This discussion of material U.S. federal income tax considerations is for general information only and may not be applicable, depending upon a holder’s particular situation. Holders of Old Notes considering the exchange offer are urged to consult their own tax advisors with respect to the tax consequences to them of exchanging Old Notes for New Notes, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes, provided that such broker-dealer notifies the Company to that effect in accordance with the instructions in the letter of transmittal. We will make additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that so requests in accordance with the instructions in the letter of transmittal. To the extent that any notifying broker-dealer participates in the exchange offer, we will use our commercially reasonable efforts to maintain the effectiveness of this prospectus for a period of 180 days following the expiration date of the exchange offer.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that holds Old Notes acquired for its own account as a result of market-making activities or other trading activities and receives New Notes for its own account pursuant to the exchange offer and resells such New Notes and any broker-dealer that participates in a distribution of such New Notes may be a statutory “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with the resale of any such New Notes, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will promptly send additional copies of this prospectus, and any amendments or supplements hereto, available to any such broker-dealer that so requests in accordance with the instructions in the letter of transmittal. We have agreed to pay certain expenses in connection with the exchange offer and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Luse Gorman, PC, Washington, D.C.

EXPERTS

The consolidated financial statements of Evans Bancorp, Inc. as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 included in our Annual Report on Form 10-K for the year ended December 31, 2019, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.